Calculation of Filing Fee Tables
S-4
SEACOAST BANKING CORP OF FLORIDA
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common stock, par value $0.10 per share	Other	15,561,805		$ 157,287,759.43	0.0001531	$ 24,080.76
Fees to be Paid	2	Other	Series A Non-Voting Preferred stock, par value $0.10 per share	Other	11,684		$ 148,507,490.57	0.0001531	$ 22,736.50
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 305,795,250.00		$ 46,817.26
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 46,817.26
Offering Note
[1]	(1a) Represents the maximum number of shares of Seacoast Banking Corporation of Florida ("Seacoast") common stock, par value $0.10 per share, and Seacoast preferred stock, par value $0.10 per share, issuable upon the completion of the merger of Villages Bancorporation, Inc. ("VBI"), and Seacoast pursuant to the Agreement and Plan of Merger, dated as of May 29, 2025, by and between Seacoast and VBI (the "Merger"), in exchange for shares of VBI common stock, par value $5.00 per share. (1b) Computed in accordance with Rule 457(f)(2) solely for the purpose of calculating the registration fee and based upon $556.01 (the book value per share, as of December 31, 2024, of 549,984.00 shares of VBI common stock, the aggregate maximum number of shares to be converted into the right to receive Seacoast common and preferred stock). (1c) Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price by 0.00015310.

[2]	See Offering Note 1